Exhibit 10.3

OPERATING AGREEMENT

OF

ATLANTA CBD INC.

THIS OPERATING AGREEMENT of Atlanta CBD Inc, a corporation organized under the laws of the State of Georgia, is made and entered into and shall be effective as of July 20,2020, by and among the persons executing this Agreement as Members of the Company.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED, IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION SET FORTH IN SECTION 10-5-9(13) OF SUCH ACT. IN ADDITION, THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM SUCH REGISTRATION SET FORTH IN THE SECURITIES ACT OF 1933 PROVIDED BY SECTION 4(2) THEREOF, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSION OF CERTAIN STATES IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.

ARTICLE I

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein);

"Additional Member." A member other than an Initial Member, who has acquired a Membership Interest from the Company.

“Additional Capital Contributions.” With respect to each Member, all additional Capital Contributions made by such Member pursuant to Section 8.02 of this Agreement.

"Articles of Organization." The Articles of Organization of ATLANTA CBD INC., as filed with the Secretary of State of Georgia as the same may be amended from time to time.

"Affiliate." (i) In the case of an individual, any relative of such Person, (ii) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of any class of the voting securities of or equity interest in such Person; (iii) any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person; or (iv) any officer, director, trustee, partner, manager, employee or holder of ten percent (10%) or more of the outstanding voting securities of any corporation, partnership, limited liability company, trust or other entity controlling, controlled by or under common control with such Person.

"Capital Account." A capital account maintained in accordance with the rules contained in Treas. Reg. Section 1.704-1(b)(2) as maintained in accordance with applicable rules under the Code and as set forth in Treas. Reg. Section 1-704-1(b)(2)(4) as amended from time to time.

"Capital Contribution." Any contribution, as defined in Section 14-11-101(4) of the Georgia Act, to the capital of the Company in cash or property by a Member whenever made.

“Capital Transaction.” Any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards and insurance proceeds.

"Code." The Internal Revenue Code of 1986, as amended from time to time. "Company." Atlanta CBD.

"Distributable Cash." All cash, revenues and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; (iii) such Reserves as the Managers deem reasonably necessary to the proper operation of the Company's business.

"Economic Interest." A Member's or Economic Interest Owner's share of one or more of the Company's Profits, Losses and distributions of the Company's assets pursuant to this Operating Agreement and the Georgia Act, but shall not include any right to vote on, consent to or otherwise participate in any decision of the Members or Managers.

"Economic Interest Owner." The owner of an Economic Interest who is not a Member.

"Entity." Any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

“Estimated Payback Period.” 36 months. The length of time from the date of investment until Distributable Cash returns 100% of Capital Contribution.

"Fiscal Year." The Company's fiscal year, which shall be the calendar year.

"Georgia Act." The Georgia Limited Liability Company Act at O.C.G.A. § 14-11-100, et seq.

"Initial Capital Contribution." The initial contribution to the capital of the Company made by a Member pursuant to this Operating Agreement.

"Initial Members." Those persons identified on Exhibit “A” attached hereto and made a part hereof by this reference, who have executed this Agreement.

“Liquidity Events.” Capital Transactions, sales or exchanges or other dispositions of property, the expiration of the Average Payback Period, or the periodic accumulation of excess cash from operations above the required reserves determined by the Manager.

"Majority Interest." Membership Interests of Members which, taken together, exceed fifty percent (50%) of the aggregate of all Membership Interests.

"Manager." One or more managers designated pursuant to this Agreement. Specifically, Manager shall mean Brock Harvey, or any other person(s) that succeed such person(s) in the capacity as Manager.

"Member." Each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members. To the extent a Manager has purchased a Membership Interest in the Company, he will have all the rights of a Member with respect to such Membership Interest, and the term "Member" as used herein shall include a Manager to the extent he has purchased such Membership Interest in the Company. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an Economic Interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be.

"Membership Interest." A Member's entire interest in the Company including such Member's Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Georgia Act.

“Net Capital Contributions.” An account maintained for each Member equal to (i) the Initial Capital Contribution to the Company made by such Member, plus (ii) the aggregate Additional Capital Contributions to the Company made by such Member, less (iii) the aggregate distributions to such Member pursuant to Section 9.01(b) of this Agreement.

"Operating Agreement." This Operating Agreement as originally executed and as amended from time to time.

"Ownership Percentage." Subject to adjustment pursuant to other provisions of this Agreement, the Ownership Percentage of each Member is as described on Exhibit "A."

"Person." Any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

"Profits" and "Losses." For each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code.

“Profit Goal.” An amount equal to 20% of the Capital Contribution. All management fees shall be included in this amount.

"Reserves." With respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

"Schedule of Membership Interests." The schedule attached hereto as Exhibit “A”, as it may be amended from time to time, setting forth the respective interests owned by Persons in the Company.

"Transferring Member." A Member or Economic Interest Owner who sells, assigns, pledges, hypothecates or otherwise transfers for consideration or gratuitously all or any portion of its Membership Interest or Economic Interest.

"Treasury Regulations" or "Regulations." The Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

ARTICLE II

FORMATION OF COMPANY

2.01 On October 23, 2018, Floretta Gogo, organizer, formed the Company as a Georgia Corporation by executing and delivering Articles of Organization to the Secretary of State of Georgia in accordance with the provisions of the Georgia Act.

2.02 The name of the Company is ATLANTA CBD Inc. The Company may do business under that name and under any other name or names upon which the Members select. If the Company does business under a name other than that set forth in its Articles or Organization, then the Company shall file a trade name certificate as required by law.

2.03 The principal place of business of the Company within the State of Georgia is 1039 Grant St. Suite B-24, Atlanta, GA 30315. The Company may locate its places of business and registered office at any other place or places as the Manager or Managers may from time to time deem advisable.

2.04 The Company's initial registered office shall be at the office of its registered agent at 4240 Sweetwater Pky. Ellenwood, Ga, and the name of its initial registered agent at such address is Floretta Gogo. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of Georgia pursuant to the Georgia Act and the applicable rules promulgated there under.

2.04 The term of the Company shall commence on the date the Articles of Organization are filed with the Secretary of State of Georgia and shall continue thereafter in perpetuity unless earlier dissolved in accordance with the provisions of this Operating Agreement or the Georgia Act.

ARTICLE III

BUSINESS OF COMPANY

3.01 Permitted Businesses. The business of the Company shall be:

a.      To accomplish any lawful business whatsoever, or which shall at any time appear conducive to or expedient for the protection or benefit of the Company and its assets.

b.     To exercise all other powers necessary to or reasonably connected with the Company's business, which may be legally exercised by limited liability companies under the Georgia Act.

c.      To engage in all activities necessary, customary, convenient, or incident to any of the foregoing.

d.      To purchase products, resale products, manufacture products, and the related financing activities.

ARTICLE IV

NAMES AND ADDRESSES OF INITIAL MEMBERS

The names and addresses of the Initial Members are set forth on Exhibit “A” attached hereto and by this reference made a part hereof.

ARTICLE V

RIGHTS AND DUTIES OF MANAGERS

5.01 Management. Except for the powers retained by the Members enumerated in Section 7.07 below, the business and affairs of the Company shall be managed by its Manager. Except for situations in which the approval of the Members is expressly required by this Operating Agreement or by nonwaivable provisions of applicable law, the Manager shall be responsible for and have authority to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business.

5.02 Number, Tenure and Qualifications. The Company shall initially have one (1) Manager. Floretta Gogo shall serve as Manager. Subject to the foregoing, the number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members holding a Majority Interest, but in no instance shall there be less than one (1) Manager. Subject to the foregoing, each Manager shall hold office until his successor shall have been elected and qualified or until his earlier death, resignation, or removal. Subject to the foregoing and Section 5.10, Managers shall be elected by the affirmative vote of Members holding at least a Majority Interest.

5.03 Certain Powers of Manager. Except for the powers retained by the Members enumerated in Section 7.07 below and, without limiting the generality of Section 5.01, the Manager shall have power and authority, on behalf of the Company:

a.    To purchase liability and other insurance to protect the Company's property and business.

b.    To invest any Company funds (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments.

c.     To sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as such disposition can be shown to be consistent with the Profit Goal, and is not in violation of or a cause of a default under any other agreement to which the Company may be bound.

d.    To execute on behalf of the Company all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; deeds, contracts, settlement statements, agreements, affidavits and any other documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company.

e.     To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds, which will all be available for Member review.

f.      To create offices and designate officers, who need not be Members. Any such persons appointed to be officers of the Company may or may not be employees of the Company, any Member, or any Affiliate thereof. Any officers so appointed shall have such authority and perform such duties as the Manager may, from time to time, delegate to them and the officers so appointed shall serve at the pleasure of the Manager.

g.     To borrow money for the Company from banks, other lending institutions, Managers, Members, or Affiliates of the Manager or Members on such terms as the Manager deem appropriate, and in connection therewith, to hypothecate, encumber and grant security interest in the assets of the Company to secure repayment of the borrowed sums. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers or, by agents or employees of the Company expressly authorized by the Managers to contract such debts or incur such liability by the Manager; and

h.     To acquire property from any Person as the Members may determine. The fact that a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Members from dealing with that Person.

i.      To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business. Unless authorized to do so by this Operating Agreement or by a Manager or Managers of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniary for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager or Members to act as an agent of the Company in accordance with the previous sentence.

5.04 Liability for Certain Acts. Each Member shall act in a manner he or she believes in good faith to be in the best interest of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A Manager is not liable to the Company, its Members, or other Managers for any action taken in managing the business or affairs of the Company if he or she performs the duty of his or her office in compliance with the standard contained in this Section. No Manager has guaranteed nor shall have any obligation with respect to the return of a Member's Capital Contributions or profits from the operation of the Company. No Manager shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member except loss or damage resulting from intentional misconduct or knowing violation of law or a transaction for which such Manager received a personal benefit in violation or breach of the provisions of this Operating Agreement. Each Manager shall be entitled to rely on information, opinions, reports or statements, including but not limited to financial statements or other financial data prepared or presented in accordance with the provisions of Section 14-11-305 of the Georgia Act.

5.05 Managers Have No Exclusive Duty to Company. The Manager shall not be required to manage the Company as his sole and exclusive function and he (or any Manager) may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Manager or to the income or proceeds derived therefrom. The Manager shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

5.06 Bank Accounts. The Manager may from time to time open bank accounts, brokerage accounts and other accounts in the name of the Company, and the Manager shall be the sole signatory thereon, unless the Manager determines otherwise.

5.07 Indemnity of the Manager, Employees and Other Agents. To the fullest extent permitted under Section 14-11-306 of the Georgia Act, the Company shall indemnify each Manager and Member and make advances for expenses to each Manager and Member arising from any loss, cost, expense, damage, claim or demand, in connection with the Company, the Manager's or Member's status as a Manager or Member of the Company, the Manager's or Member's participation in the management, business and affairs of the Company or such Manager's or Member's activities on behalf of the Company. To the fullest extent permitted by Section 14-11-306 of the Georgia Act, the Company shall also indemnify its employees and other agents who are not Managers or Members arising from any loss, cost, expense, damage, claim or demand in connection with the Company, any such Person's participation in the business and affairs of the Company or such Person's activities on behalf of the Company.

5.08 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

5.09 Removal. Subject to Section 5.02 hereof, at a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding a Majority Interest. The removal of a Manager who is also a Member shall not affect the Managers' rights as a Member and shall not constitute a withdrawal of a Member.

5.10 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of a majority of the remaining Managers then in office, provided that if there are no remaining Managers, the vacancy(ies) shall be filled by the affirmative vote of Members holding a Majority Interest. Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of a majority of the Managers then in office or by Members holding a Majority Interest at a meeting of Members called for that purpose. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and shall hold office until the expiration of such term and until his successor shall be elected and shall qualify or until his earlier death, resignation or removal. A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until his successor shall be elected and shall qualify, or until his earlier death, resignation or removal.

5.11 Profit Goal and Estimated Payback Period. The primary financial goal of the Manager shall be to generate the Distributable Cash from investments which liquidates Capital Contributions for Members and Economic Interest Owners within the Estimated Payback Period. The Manager’s next goal shall be to achieve the Profit Goal. Manager shall project regularly on any deviations from these objectives. The failure to achieve these goals shall not be considered a breach of this Agreement by Manager.

5.12 Compensation. The compensation of the Manager shall be fixed from time to time by a unanimous vote of Members, and no Manager shall be prevented from receiving such compensation by reason of the fact that he is also a Member of the Company. A procurement fee of no greater than 6% of the sum of Capital Contributions, debt principal utilized, and Company capital expenditures prior to investment, in exchange for the pre-investment financial and intellectual capital spent or put at risk to secure the investment. The procurement fee shall be paid to Manager over the first 6 months of investment. A development management fee of no greater than 6% of the sum of Capital Contributions, debt principal utilized, and Company capital expenditures, shall be paid to Manager over the entire term of investment, in exchange for managing the performance of the investment. A property management fee of no greater than 3% of cash revenue and expenditures received from Company operations, shall be paid as they are incurred, in exchange for all property management services required for Company operations. Manager reserves the right to compensate a third-party with a portion of the property management fees in exchange for property management services. All fees shall be included in the Profit Goal.

5.12 Periodic Deliverables to Members. Manager shall distribute to Members on a quarterly basis beginning September 2021, (a) an investment update and asset report, (b) a statement of Member’s valuation and cash accounts, (c) project valuation details and Member priority list, (d) a budget status update and cash flow summary. Distributions will be made in electronic format via email.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.01 Limitation on Liability. Each Members' liability shall be limited as set forth in this Operating Agreement, the Georgia Act and other applicable law.

6.02 Use Rights of Company Property. Members have the right to reserve future use of Company property that is not encumbered by a lease or another use agreement at the time of reservation and date of Member use. A Member may make a reservation to the extent that (i) the market value of Member’s use in that calendar year of Member use is less than 1% of Member’s Capital Contributions, and (ii) Member is in good standing with the Company. This market value shall include rent and all expenses necessary to return the property to its condition before Member use. All reservations will be made through Manager, who will manage all use rights at his full discretion.

6.03 No Liability for Company Obligations. No Member will have any personal liability for any debts or losses of the Company beyond his respective Contributions, except as provided by law or otherwise provided by separate agreement among the Members.

6.04  List of Members. Upon written request of any Member, the Company shall provide a list showing the Membership Interest and Economic Interest of all Members and any other information required by Section 14-11-313 of the Georgia Act and maintained pursuant to Section 11.02.

6.05 Approval of Merger. The Members shall have the right, by the affirmative vote of Members holding a Majority Interest to approve the merger of the Company.

6.06  Dissenters' Rights. No Member shall have dissenters' rights pursuant to O.C.G.A. § 14-11-1001 et seq.

ARTICLE VII

MEETINGS OF MEMBERS

7.01 Meetings. Meetings of the Members, for any purpose or purposes, may only be called by the Manager or a Member or Members holding at least twenty-five percent (25%) of the Ownership Percentages.

7.02 Place of Meetings. The Persons calling any meeting may designate any place, either within or outside the State of Georgia, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company in the State of Georgia.

7.03 Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than two (2) nor more than fifty (50) days before the date of the meeting, either personally or by mail, by or at the direction of the Manager or Person calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid. Notice provided in accordance with this Section shall be effective notwithstanding anything in Section 14-11-311 of the Georgia Act to the contrary.

7.04 Meeting of all Members. If all of the Members shall meet at any time and place, either within or outside of the State of Georgia, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting any lawful action may be taken.

7.05 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which such distribution is made, as the case may be, shall be the record date for such determination of Members unless the Manager shall otherwise specify another record date. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

7.06 Quorum. Members holding a Majority Interest represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Ownership Percentages so represented may adjourn the meeting from time to time for a period not to exceed sixty (60) days without further notice. However, if at the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Ownership Percentages whose absence would cause less than a quorum to be present.

7.07 Manner of Acting. The affirmative vote of Members holding a Majority Interest shall be the act of the Members:

a. The following powers are expressly reserved to the Members, and the affirmative vote of Members holding a Majority Interest shall be required to approve these actions:

(i)     possess property of the Company, or assign rights in specific property of the Company, for other than Company purposes;

(ii)    file a voluntary petition or otherwise initiate proceedings (a) to have the Company adjudicated insolvent; (b) seeking an order for relief of the Company as debtor under the United States Bankruptcy Code; (c) file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution, or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state, or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; (d) or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company, or if all or any substantial part of the Property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any prescribed action; or

(v)   acquire property from any Person as the Members may determine. The fact that a Manager or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Members from dealing with that Person.

b. Section 14-11-307 of the Georgia Act (relating to conflicting interest transactions) shall not apply in the case of the Company and Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Ownership Percentage, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

7.08 Proxies. A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such written proxy shall be delivered to the Company.

7.09 Action by Members Without a Meeting. Action required or permitted to be taken by the Members at a meeting may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members entitled to vote and having the requisite Ownership Percentage required to approve such action. Action take under this Section is effective when the Members required to approve such action have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

7.10 Waiver of Notice. In lieu of any procedures contained in Section 14-11-312 of the Georgia Act, when any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

7.11  Meeting by Telephone; Action by Consent. In lieu of any procedures contained in Section 14-11-310(b)(3) of the Georgia Act, Members may also meet by conference telephone call if all Members can hear one another on such call and the requisite notice is given or waived.

ARTICLE VIII

CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS

8.01 Members' Capital Contributions.

a.   Each Initial Member shall contribute such amount as is set forth in Exhibit “A” hereto as its share of the Initial Capital Contribution.

b.   Each Additional Member shall make the Initial Capital Contribution to which such Additional Member has agreed at the time or times and upon the terms to which the Manager and the Additional Member agree, which agreement shall be set forth in an amendment to Exhibit “A” to this Agreement.

8.02 Additional Contributions. If the Manager determines, at any time or from time to time, that the Company requires Additional Capital Contributions, then the Manager shall give notice to each Member of (i) the total amount of additional Capital Contributions required and the capital appreciation of the current Capital Contributions payable to current Members, (ii) the reason the additional Capital Contribution is required, (iii) each Member’s proportionate share of the total Capital Contribution (determined in accordance with each Member’s relative Ownership Percentage), (iv) each Member’s proportionate share of capital appreciation of the current Capital Contributions payable to current Members, and (v) the date each Member’s total payment is due and payable, which date shall be no sooner than fifteen (15) days after the notice has been given. A Member’s Additional Capital Contribution shall be payable in cash, by certified check, or immediately available wire funds.

8.03 Remedy for Elections Not to Make Additional Capital Contribution. If a Member elects not to pay when due all or any portion of any Capital Contribution as provided in Section 8.02 above, the Manager shall request the electing Members to pay the unpaid amount of the non-electing Member’s Capital Contribution (the “Unpaid Contribution”) in chronological order starting with the Member with the oldest date of Initial Capital Contribution. To the extent the Unpaid Contribution is contributed by any other Member, the non-electing Member’s Ownership Percentage shall be reduced and the Ownership Percentage of each Member who makes up the Unpaid Contribution shall be increased, so that each Member’s Ownership Percentage is equal to a fraction, the numerator of which is that Member’s total Capital Contribution and the denominator of which is the total Capital Contributions of all Members. If existing Members do not elect to make up the entire Unpaid Contribution within fifteen (15) days, the Manager may admit one or more new Member(s) whose Initial Capital Contribution shall make up the remaining Unpaid Contribution, the defaulting Member’s Ownership Percentage shall be reduced and the Ownership Percentage of each Member who makes up the Unpaid Contribution shall be increased, and the Member’s Ownership Percentages shall be adjusted so that each Member’s Ownership Percentage is equal to a fraction, the numerator of which is that Member’s total Capital Contribution and the denominator of which is the total Capital Contributions of all Members. The Manager shall amend Exhibit A accordingly. This remedy is in addition to any other remedies allowed by law or by this Agreement.

8.04 Loans to Company. To the extent approved by the Manager, any Member may make a secured or unsecured loan to the Company.

8.05  Withdrawal or Reduction of Members' Contributions to Capital.

a.   A Member shall not receive out of the Company's property any part of such Member's Net Capital Contributions until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

b.   Within fifteen (15) days of the date of a distribution as provided in Section 9.01 hereof, a Member, unless otherwise prohibited by applicable law, a Member has the right to request a return of all or a portion of the Member’s Capital Contribution by providing written request of such to the Manager. The Members’ Ownership Percentages shall be adjusted so that each Member’s Ownership Percentage is equal to a fraction, the numerator of which is that Member’s total Capital Contribution and the denominator of which is the total Capital Contributions of all Members. The Manager shall amend Exhibit A accordingly.

8.06  Maintenance of Capital Accounts. The Company shall establish and maintain a Capital Account for each Member and Economic Interest Owner. Each Member's Capital Account shall be increased by (a) the amount of any money contributed by the Member to the capital of the Company, (b) the fair market value of any property, as determined by the Company and the Member by arm's length agreement at the time of contribution (net of liabilities assumed by the Company or subject to which the Company takes such property within the meaning Section 752 of the Code), and (c) the Member's share of Profits and of any separately allocated items of income or gain, except adjustments of the Code (including any gain and income from unrealized income with respect to accounts receivable allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by such Member). Each Member's Capital Account shall be decreased by (a) the amount of any money distributed to the Member by the Company, (b) the fair market value of any property distributed to the Member (net of liabilities of the Company assumed by the Member or subject to which the Member takes such property within the meaning of Section 752 of the Code), and (c) the Member's share of losses and of any separately allocated items of deduction or loss (including any loss or deduction allocated to the Member to reflect the difference between the book value and tax basis of assets contributed by the Member).

8.07 Sale or Exchange of Interest. In the event of a sale or exchange of some or all of a Member's Membership Interests in the Company, the Capital Account of the Transferring Member shall become the Capital Account of the Economic Interest Owner, to the extent that it relates to the Membership Interests so transferred.

8.08 Compliance with Section 704(b) of the Code. As they relate to the maintenance of Capital Accounts, the provisions of this Article are intended, shall be construed, and if necessary, modified to cause the allocations of Net Profits, Net Losses, income, gain and credit pursuant to Article VIII to have substantial economic effect under the regulations promulgated under Section 704(b) of the Code, in light of any distributions made to the Members and Economic Interest Owners and the Capital Contributions made pursuant to this Article.

ARTICLE IX

DISTRIBUTIONS TO MEMBERS

9.01 Distributions. Except with respect to distributions made in accordance with Section 14.03 following the dissolution of the Company, all distributions of Distributable Cash or other property shall be made to the Members and Economic Interest Owners as follows:

a.    First, to the Members and Economic Interest Owners in proportion to their respective Ownership Percentages of each such Members and Economic Interest Owners until such Members and Economic Interest Owners Net Capital Contributions balances are reduced to zero; and

b.    Next, to all Members and Economic Interest Owners pro rata in accordance with their Ownership Percentages, until the Profit Goal is achieved.

c.    Next, to all Members and Economic Interest Owners pro rata in accordance with their Ownership Percentages, less the lesser of (a) 25% Interest, (b) the difference between the Manager’s Ownership Percentage and 50%, which shall transfer to Manager, until a 35% profit goal is achieved. In this event, the Manager is responsible for maintaining this extraordinary profit goal for Owners.

d.    Finally, to all Members and Economic Interest Owners pro rata in accordance with their Ownership Percentages, less the difference between the Manager’s Ownership Percentage and 50%, which shall transfer to Manager. In this event, the Manager is responsible for maintaining this extraordinary profit goal for Owners.

9.02 Timing of Distributions. Notification of a distribution of Distributable Cash shall be made by Manager within fifteen (15) days after the date of a Liquidity Event and at such other times as the Manager deems appropriate. Members will have fifteen (15) days to return their election to Manager. Members’ election decisions will transfer to Manager after the fifteen (15) day period.

9.03 Limitation Upon Distributions. No distribution shall be made to Members if prohibited by Section 14-11-407 of the Georgia Act.

9.04 Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein. This Section shall not apply to loans (as distinguished from Capital Contributions) that a Member has made to the Company.

ARTICLE X

ALLOCATIONS

All items of net income or loss of the Company, as determined for federal income tax purposes for any taxable year of the Company, and all other items of income gain, loss, deduction or credit realized, incurred or earned by the Company shall be allocated among the Members in proportion to their respective Ownership Percentages.

ARTICLE XI

BOOKS AND RECORDS

11.01 Accounting Period. The Company's accounting period shall be the calendar year.

11.02 Records, Audits and Reports. Proper and complete records and books of accounts shall be kept or shall be caused to be kept by the Manager in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company. The Company shall keep at its principal place of business the following records:

a.    A current list of the full name and last known address of each Member, Economic Interest Owner and Manager;

b.    Copies of records to enable a Member to determine the relative voting rights, if any, of the Members;

c.    A copy of the Articles of Organization of the Company and all amendments thereto;

d.    Copies of the Company's federal, state and local income tax returns and reports, if any, for the three most recent years;

e.     Copies of the Company's written Operating Agreement, together with any amendments thereto;

f.     Copies of any financial statements of the Company for the three (3) most recent years. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members, Economic Interest owners, or their duly authorized representatives during reasonable business hours.

11.03 Tax Returns. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within a reasonable time after the end of the Company's fiscal year.

ARTICLE XII

TRANSFERABILITY

12.01 General Prohibition. No Member or Economic Interest Owner may assign, convey, sell, transfer, liquidate, encumber, or in any way alienate (collectively a "Transfer"), all or any part of its Interest without the prior written consent of all of the Managers which consent may be given or withheld in the sole discretion of each Manager. Any attempted Transfer of all or any portion of an Interest without the necessary consent, or as otherwise permitted hereunder, shall be null and void and shall have no effect whatsoever.

12.02 Conditions of Transfer and Assignment. A transferee of an Interest shall become a Member only if the following conditions have been satisfied:

a.     the transferor, his legal representative or authorized agent must have executed a written instrument of transfer of such Interest in form and substance satisfactory to the Managers;

b.    the transferee must have executed a written agreement, in form and substance satisfactory to the Managers to assume all of the duties and obligations of the transferor under this Operating Agreement with respect to the transferred Interest and to be bound by and subject to all of the terms and conditions of this Operating Agreement;

c.    the transferor, his legal representative or authorized agent, and the transferee must have executed a written agreement, in form and substance satisfactory to the Managers to indemnify and hold the Company, the Managers and the other Members harmless from and against any loss or liability arising out of the transfer;

d.    the transferee must have executed such other documents and instruments as the Managers may deem necessary to effect the admission of the transferee as a Member; and

e.     unless waived by the Managers, the transferee or the transferor must have paid the expenses incurred by the Company in connection with the admission of the transferee to the Company.

12.03 Transferee Not Member in Absence of Consent of Members Holding a Majority Interest.

a.     To the extent that Section 12.01 is not effective to prevent any alienation of an interest in the Company, or in the case where a transfer of only an Economic Interest is approved by the Managers, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, but instead the transferee or donee shall be merely an Economic Interest Owner.

b.    A permitted transferee of an Economic Interest who does not become a Member shall be an Economic Interest Owner only and shall be entitled only to the transferor's Economic Interest to the extent assigned. Such transferee shall not be entitled to vote on any question regarding the Company, and the Ownership Percentage associated with the transferred Economic Interest shall not be considered to be outstanding for voting purposes.

12.04 Successors as to Economic Rights. References in this Operating Agreement to Members shall also be deemed to constitute a reference to Economic Interest Owners where the provision relates to economic rights and obligations. By way of illustration and not limitation, such provisions would include those regarding Capital Accounts, distributions, allocations, and contributions. A transferee shall succeed to the transferor's Capital Contributions and Capital Account to the extent related to the Economic Interest transferred, regardless of whether such transferee becomes a Member.

12.05 Right of First Refusal.

a.     If a Member (individually a “Transferor”) receives a bona fide offer (the “Transferee Offer”) from any other Person (a “Transferee”) to purchase all or a portion of any interest or rights in the Transferor’s Membership Interests (the “Transferor Interest”), then prior to any transfer of the Transferor Interest, the Transferor shall give the remaining Member(s) (the “Remaining Members”) written notice (the “Transfer Notice”) containing each of the following:

i.      The Transferee’s identity;

ii.     A complete copy of the Transferee Offer; and

iii.    The Transferor’s offer to (the “Offer”) to sell the Transferor Interest to the Remaining Members for a total price equal to the price set forth in the Transferee Offer (the “Transfer Purchase Price”), which shall be payable on terms of payment substantially similar to those set forth in the Transferee Offer.

b.    The Offer shall be and remain irrevocable for a period (the “Offer Period”) ending on the thirtieth (30th) day following the date the Transfer Notice is delivered to the Remaining Members. At any time during the Offer Period, a Remaining Member may accept the offer by notifying the Transferor in writing that the Remaining Member intends to purchase all, but not less than all, of the Transferor Interest. If two (2) or more Remaining Members desire to accept the Offer, then, in the absence of an agreement between or among them, each such Remaining Member shall purchase the Transferor Interest in the proportion that his respective Ownership Percentage bears to the total Ownership Percentages of all the remaining Members who desire to accept the Offer. If one or more Remaining Member accept the Offer, then the parties shall fix a closing date (the “Transfer Closing Date”) for the purchase, which shall not be less than seven (7) or more than sixty (60) days after the expiration of the Offer Period.

c.     If no Remaining Member accepts the Offer within the time period specified in this Section, then the Transferor shall be free for a period (the “Free Transfer Period”) of sixty (60) days after the expiration of the Offer Period to transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transferee shall not be required to obtain the approval in accordance with Section 12.01 and 12.03 in order to become a Member.

d.     Any transfer by the Transferor after the expiration of the Free Transfer Period or without compliance with this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

ARTICLE XIII

ISSUANCE OF ADDITIONAL MEMBERSHIP INTERESTS

Except as otherwise provided for herein, any Person approved by the Managers may become a Member in the Company by the issuance by the Company of Membership Interests for such consideration as the Managers shall determine. The consideration must be in the form of cash or property at current fair value in proportion to the Interest conveyed. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Manager or Manager(s) may, at his or their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE XIV

DISSOLUTION AND TERMINATION

14.01 Dissolution.

a.	The Company shall be dissolved upon the occurrence of any of the following events:

(i)	by the unanimous written agreement of all Members; or

(ii)	by a decree of judicial dissolution.

Notwithstanding the provisions of Section 14-1—602(b)(4) of the Georgia Act, the Company shall not dissolve upon an event of dissociation with respect to the last remaining Member, but instead the legal successor to such Member shall automatically become a Member of the Company with all rights and obligations appurtenant thereto.

b.    If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member's executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member's rights for the purpose of settling his estate or administering his property, but such person shall be a holder of an Economic Interest and shall not have the rights of a Member. Further, such Person shall be subject to the provisions of Article 12.

14.02 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on its business, except as permitted by Section 14-11-605 of the Georgia Act. Upon dissolution, the Manager shall file a statement of commencement of winding up pursuant to Section 14-11-606 of the Georgia Act and publish the notice permitted by Section 14-11-608 of the Georgia Act.

14.03 Winding Up, Liquidation and Distribution of Assets.

a.    Upon dissolution, an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution. The Manager or if none, the Person or Persons selected by majority vote of the Members (the "Liquidators") shall immediately proceed to wind up the affairs of the Company.

b.     If the Company is dissolved and its affairs are to be wound up, the Liquidators shall:

i.      Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Liquidators may determine to distribute any assets to the Members in kind);

ii.     Allocate any profit or loss resulting from such sales to the Members' and Economic Interest Owners' in accordance with Article X hereof;

iii.    Discharge all liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingent or liabilities of the Company;

iv.    Distribute the remaining assets in the following order:

a.      If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Owners shall be adjusted pursuant to the provisions of this Operating Agreement to reflect such deemed sale.

b.      The positive balance (if any) of each Member's and Economic Interest Owner's Capital Account (as determined after taking into account all capital Account adjustments for the Company's taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or in kind, as determined by the Liquidators, with any assets distributed in kind being valued for this purpose at their fair market value. Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Section 1.704-1(b)(2)(ii)(b)(2) of the Treasury Regulations.

c.      Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, if any Member has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

d.     Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

e.      The Liquidators shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

14.04  Certificate of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Members, a Certificate of Termination may be executed and filed with the Secretary of State of Georgia in accordance with Section 14-11-610 of the Georgia Act.

14.05 Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, such Member or Members shall have no recourse against any other Member.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.01      Application of Georgia Law. This Operating Agreement, and the application and interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Georgia, and specifically the Georgia Act.

15.02      No Action for Partition. No Member or Economic Interest Owner has any right to maintain any action for partition with respect to the property of the Company.

15.03     Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

15.04      Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

15.05      Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

15.06      Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

15.07      Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right not to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

15.08      Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

15.09      Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

15.10      Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company or by any Person not a party hereto.

15.11      Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

15.12      Federal Income Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by Members holding a Majority Interest. For all purposes permitted or required by the Code, the Members constitute and appoint CFO for Tax Matters Partner or, if the CFO is no longer a Manager, then such other Member as shall be designated by the Members by Majority Vote. The provisions on limitations of liability of the Managers and Members and indemnification set forth in Article VI hereof shall be fully applicable to the Tax Matters Partner in his or her capacity as such. The Tax Matters Partner may resign at any time by giving written notice to the Company and each of the other Members. Upon the resignation of the Tax Matters Partner, a new Tax Matters Partner may be elected by majority vote of the Members.

15.13      Certification of Non-Foreign Status. In order to comply with Section 1445 of the Code and the applicable Treasury Regulations thereunder, in the event of the disposition by the Company of a United States real property interest as defined in the Code and Treasury Regulations, each Member shall provide to the Company, an affidavit stating, under penalties of perjury, (i) the Member's address, (ii) United States taxpayer identification number, and (iii) that the Member is not a foreign person as that term is defined in the Code and Treasury Regulations. Failure by any Member to provide such affidavit by the date of such disposition shall authorize the Manager to withhold ten percent (10%) of each such Member's distributive share of the amount realized by the Company on the disposition.

15.14      Notices. Any and all notices, offers, demands or elections required or permitted to be made under this Agreement ("Notices") shall be in writing, signed by the party giving such Notice, and shall be deemed given and effective (i) when hand-delivered (either in person by the party giving such notice, or by its designated agent, or by commercial courier) or (ii) on the third (3rd) business day (which term means a day when the United States Postal Service, or its legal successor ("Postal Service") is making regular deliveries of mail on all of its regularly appointed week-day rounds in Atlanta, Georgia) following the day (as evidenced by proof of mailing) upon which such notice is deposited, postage pre-paid, certified mail, return receipt requested, with the Postal Service, and addressed to the other party at such party's respective address as set forth below, or at such other address as the other party may hereafter designate by Notice.

15.15      Amendments. Any amendment to this Agreement shall be made in writing and signed by Members holding all of the Ownership Percentages.

15.16      Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted. If any particular provision herein is construed to be in conflict with the provisions of the Georgia Act. The Georgia Act shall control and such invalid or unenforceable provisions shall not affect or invalidate the other provisions hereof, and this Agreement shall be construed in all respects as if such conflicting provision were omitted.

15.17      Captions. Titles and captions are inserted for convenience only and in no way define, limit, extend or describe the scope or intent of this Agreement or any of its provisions and in no way are to be construed to affect the meaning or construction of this Agreement or any of its provisions.

15.18      Banking. All funds of the Company shall be deposited in its name in an account or accounts as shall be designated from time to time by the Manager. All funds of the Company shall be used solely for the business of the Company. All withdrawals from the Company bank accounts shall be made only upon check signed by the Manager or by such other persons as the Manager may designate from time to time.

15.19      Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof shall, upon the request of any party involved, be submitted to, and settled by, arbitration in the County of Fulton, State of Georgia, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence and counsel's fees, except that in the discretion of the arbitrator, any award may include the cost of a party's counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.

15.20     Determination of Matters Not Provided For In This Agreement. The Managers shall decide any questions arising with respect to the Company and this Agreement that are not specifically or expressly provided for in this Agreement.

15.21      Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents necessary to effectuate the purposes of the Company and this Agreement.

15.22      Time. TIME IS OF THE ESSENCE OF THIS AGREEMENT, AND TO ANY PAYMENTS, ALLOCATIONS AND DISTRIBUTIONS SPECIFIED UNDER THIS AGREEMENT.

15.23      Investment Representations and Indemnity Agreement. In addition to the restrictions on transfer set forth above, each Member understands that Members must bear the economic risk of this investment for an indefinite period of time because the Membership Interests are not registered under the Securities Act of 1933, as amended (the "1933 Act") or the securities laws of any state or other jurisdiction. Each Member has been advised that there is no public market for the Membership Interests and that the Membership Interests are not being registered under the 1933 Act upon the basis that the transactions involving its sale are exempt from such registration requirements and that reliance by the Company on such exemption is predicated in part on the Member's representations set forth in this Agreement. Each Member acknowledges that no representations of any kind concerning the future intent or ability to offer or sell the Membership Interest in a public offering or otherwise have been made to the Member by the Company or any other Person or entity. The Member understands that the Company makes no covenant, representation or warranty with respect to the registration of securities under the Securities Exchange Act of 1933, as amended, or its dissemination to the public of any current financial or other information concerning the Company. Accordingly, the Member acknowledges that there is no assurance that there will ever by any public market for the Membership Interest, and that the Member may not be able to publicly offer or sell any thereof. Furthermore, each Member (and his/her/its assignees and transferees) agrees to indemnify the other Members, the Manger, the Company and any director, officer, employee, affiliate or legal counsel of such parties, from any and all losses, damage, liability, claims and expenses incurred, suffered or sustained by any of them in any manner because of the falsity of any representation contained in this Section including, without limitation, liability, for violation of the Securities Laws of the United States or of any state which violation would not have occurred had such representation been true.

15.24      No Partnership Interest for Non-Tax Purposes. The Members have formed the Company under the Georgia Act and expressly disavow any intention to form a partnership under Georgia’s Uniform Partnership Act, Georgia’s Uniform Limited Partnership Act, or the Partnership Act or laws of any other state. The Members do not intend to be partners one to another or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representations shall be liable to any other Member who incurs personal liability by reason of such wrongful representation.

15.25      This agreement allows Milton Wells to purchase 125 of available member shares @ $40.00 per share for a price of $5,000.00 payable to Atlanta CBD. Initial purchase must be completed by July 31,2020.

BILL OF SALE

Dated: 07/20/2020

Atlanta CBD Inc., referred to as "SELLER," sells, bargains and conveys all of SELLER'S right, title and interest in:

125 shares of at a price of $40.00 ea.

To Milton Wells, referred to as "BUYER," BUYER's heirs and assigns. SELLER acknowledges receipt of a total of $ 5,000.00 from BUYER, in full payment of the purchase price of the stock conveyed hereby.

The parties agree to the terms and conditions stated herein:

/s/ Atlanta CBD

Atlanta CBD, SELLER (authorized signature)

/s/ Milton Wells

Milton Wells, BUYER